FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Terex Corporation Announces European Capital Markets Transaction

Westport, CT, November 7, 2012 –Terex Corporation (“Terex” or the “Company”) (NYSE: TEX) today announced that Terex International Financial Services Corporation, a subsidiary of the Company, intends to offer, subject to market and other conditions, Euro denominated senior notes maturing in May 2021.  Together with another financing transaction announced today by the Company, Terex intends to raise approximately $850 million and to repurchase its outstanding 8% senior subordinated notes. This news release does not constitute a notice of redemption or an obligation to issue a notice of redemption.

The Euro denominated senior notes will be offered and sold outside the United States pursuant to Regulation S under the U.S. Securities Act of 1933, as amended (the “Act”) and to qualified institutional buyers in the United States pursuant to Rule 144A . The notes have not been, and will not be, registered under the Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and the rules promulgated thereunder.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation or its subsidiaries, nor shall there be any sale of such securities in any state, county or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state, county or jurisdiction.

This press release contains forward-looking information based on the current expectations of Terex.  Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this press release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries.  Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market.

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976